Exhibit 10.2

THIRD AMENDMENT TO CREDIT AGREEMENT

This Third Amendment to Credit Agreement (the “Third Amendment” or “this Amendment”) is made and entered into effective as of the 7th day of December, 2015 (the “Third Amendment Effective Date”), by and among MITCHAM INDUSTRIES, INC., a Texas corporation (“Borrower”), HSBC BANK USA, N.A., as administrative agent (the “Administrative Agent”) for the lenders party to the Credit Agreement referred to below (the “Lenders”), and the Lenders party hereto.

RECITALS

WHEREAS, the Borrower, Administrative Agent and the Lenders entered into that certain Credit Agreement dated as of August 2, 2013, as amended by that certain First Amendment to Credit Agreement dated December 23, 2013 and that certain Second Amendment to Credit Agreement dated July 17, 2014 (the “Credit Agreement”); and

WHEREAS, the Borrower has requested that the Lenders and the Administrative Agent amend certain provisions to the Credit Agreement, and said parties are willing to do so subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth in this Amendment, Borrower, the Lenders party hereto and the Administrative Agent agree as follows:

1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein have the meanings assigned to them in the Credit Agreement.

2. Amendments to the Credit Agreement. The Credit Agreement is hereby amended as follows:

(a) Section 1.1 of the Credit Agreement is hereby amended by inserting the following new definitions therein in proper alphabetical order:

“FCPA” has the meaning assigned to it in Section 4.24.

“Sanctions” has the meaning assigned to it in Section 4.21.

“Third Amendment”: means that certain Third Amendment to Credit Agreement dated as of December     , 2015 by and among the Borrower, the Administrative Agent and the Lenders.

“Third Amendment Effective Date”: has the meaning ascribed to it in the Third Amendment.

“UK Bribery Act” has the meaning assigned to it in Section 4.24.

(b) Section 1.1 of the Credit Agreement is hereby amended by amending and restating the following definitions in their entirety, respectively, to read as follows:

“Adjusted EBITDA”: for the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP, for any period, without duplication, Net Income plus (i) income tax expense, (ii) interest expense, (iii) depreciation, amortization and other non-cash (or similar) expense, (iv) stock and other non-cash based compensation, (v) extraordinary non-cash losses, and (vi) for the quarter ended October 31, 2015, an amount equal to the actual cash expense related to the termination of to the employment contract Billy F. Mitcham Jr., in an amount not to exceed $1,800,000 minus extraordinary non-cash gains.

“Commitment”: as to any Lender, the obligation of such Lender, if any, to make Loans and issue Letters of Credit in an aggregate principal amount/and or face not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The amount of the Total Commitments as of the Third Amendment Effective Date is $40,000,000.

“Maturity Date”: shall mean August 31, 2017.

(c) Article 4 of the Credit Agreement is hereby amended by amending and restating Section 4.21 in its entirety and adding new Section 4.24 immediately after Section 4.23, respectively, to read as follows:

4.21 USA PATRIOT Act, OFAC and Other Regulations.

(a) Neither the Borrower nor any of its Subsidiaries or, to the knowledge of the Borrower, any of its Affiliates over which any of the foregoing exercises management control (each, a “Controlled Affiliate”) is a Prohibited Person, and the Borrower, its Subsidiaries, and, to the knowledge of the Borrower, such Controlled Affiliates, are in compliance with all applicable orders, rules and regulations of OFAC.

(b) None of the Borrower, any of its Subsidiaries, any director or officer thereof, or, to the knowledge of the Borrower, any employee, agent, or Controlled Affiliate of the Borrower or any of its Subsidiaries is an individual or entity that is, or is owned or controlled by Persons that are, (i) the subject of any sanctions administered or enforced by the US Department of the Treasury’s Office of Foreign Assets Control, the US Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or the Hong Kong Monetary Authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of comprehensive sanctions. Currently, those countries subject to comprehensive sanctions include Cuba, the Crimea region of Ukraine, Iran, North Korea, Sudan and Syria.

4.24 Anti-Corruption Laws. None of the Borrower or any of its Subsidiaries, nor to the knowledge of the Borrower, any director, officer, agent, employee, Controlled Affiliate, or other person acting on behalf of the Borrower or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of any applicable anti-bribery law, including but not limited to, the United Kingdom Bribery Act 2010 (the “UK Bribery Act”) and the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”). Furthermore, the Borrower and, to the knowledge of the Borrower, its Controlled Affiliates have conducted their businesses in compliance with the UK Bribery Act and the FCPA and rules or regulations related thereto and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(d) Section 6.6 of the Credit Agreement is hereby amended by amending and restating Section 6.6 to read as follows:

6.6 Inspection of Property; Books and Records; Audits (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law in all material respects shall be made of all financial dealings and transactions in relation to its business and activities, (b) permit representatives of the Administrative Agent or any Lender at reasonable times and upon reasonable advance notice to visit and inspect any properties of the Borrower and each other Loan Party and examine and make abstracts from any books and records of the Borrower and each other Loan Party at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower with officers of the Borrower and with their independent certified public accountants, (c) permit representatives or third party appraisers to conduct equipment appraisals of the equipment of the Borrower and each other Loan Party at Borrower’s cost and expense no more than twice per calendar year, (d) permit representatives of Administrative Agent to conduct a field examination and audit of the assets of Borrower and each other Loan Party no more than twice per calendar year at Borrower’s cost and expense; provided Administrative Agent may conduct such appraisals, field examinations and audits, at Borrower’s cost and expense, with such frequency as Administrative Agent or Required Lenders shall determine to be desirable following the occurrence and during the continuance of an Event of Default.

(e) Article 7 of the Credit Agreement is hereby amended by inserting the following new Section 7.13 immediately after Section 7.12 to read as follows:

7.13 Use of Proceeds.

(a) Use the proceeds of the Loans or any Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions or (ii) in any other manner that would constitute a violation of Sanctions by any Person (including any Person participating in the Loans or Letters of Credit, whether as underwriter, advisor, investor or otherwise). The foregoing does not restrict the Borrower or any Subsidiary of the Borrower from utilizing funds derived from sources other than the proceeds of Loans or Letters of Credit for such purposes to the extent permitted by applicable law.

(b) Use any part of the proceeds of the Loans or any Letter of Credit, directly or indirectly, for any payments that could constitute a violation of any applicable anti-bribery law.

(c) Use the proceeds of the Loans or the Letters of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, to fund any of the following activities or business of or with any Person involved in the following activities: (i) the exploration and/or production of oil and/or gas in Russia, in any exclusive economic zone claimed by Russia or in any Arctic territories (including seabed or extended continental shelf) claimed thereby and (ii) the supply of equipment, services or technology that could be used in support of such exploration and/or production. The foregoing does not restrict the Borrower or any Subsidiary of the Borrower from utilizing funds derived from sources other than the proceeds of Loans or Letters of Credit for such purposes to the extent permitted by applicable law.

(f) Schedule 1.1 to Credit Agreement is hereby deleted in its entirety and replaced with Schedule 1.1 attached hereto.

3. Conditions to Effectiveness. This Amendment shall be effective on the date (the “Third Amendment Effective Date”) upon which each of the following conditions is satisfied:

(a) the Administrative Agent (or its counsel) shall have received from each of the Borrower and Lenders constituting at least the Required Lenders either (i) a counterpart of this Amendment signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Amendment) that such party has signed a counterpart of this Amendment;

(b) the Administrative Agent shall have received all amounts due and owing to it on or prior to the Third Amendment Effective Date, including payment of all other fees and reimbursement or payment of all outstanding legal fees and other expenses required to be reimbursed or paid by the Borrower pursuant to the Credit Agreement, to the extent that invoices have previously been provided to the Borrower;

(c) the Administrative Agent shall have received all documents and other items that it may reasonably request relating to any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent; and

(d) no Default or Event of Default shall exist.

4. Continuing Effect of the Credit Agreement. This Amendment shall not constitute a waiver of any provision not expressly referred to herein and shall not be construed as a consent to any action on the part of the Borrower that would require a waiver or consent of the Lenders or an amendment or modification to any term of the Loan Documents except as expressly stated herein. Except as expressly modified hereby, the provisions of the Credit Agreement and the Loan Documents are and shall remain in full force and effect.

5. Ratification and Affirmation; Representations and Warranties. The Borrower does hereby adopt, ratify, and confirm the Credit Agreement and the other Loan Documents, as amended hereby, and its obligations thereunder. The Borrower hereby (a) acknowledges, renews and extends its continued liability under, each Loan Document to which it is a party and agrees that each Loan Document to which it is a party remains in full force and effect, except as expressly amended hereby and (b) represents and warrants to the Lenders that: (i) as of the date hereof, after giving effect to the terms of this Amendment, all of the representations and warranties contained in each Loan Document to which it is a party are true and correct in all material respects (except for such representations and warranties that have a materiality or Material Adverse Effect qualification, which shall be true and correct in all respects), except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties shall continue to be true and correct in all material respects (except for such representations and warranties that have a materiality or Material Adverse Effect qualification, which shall be true and correct in all respects) as of such specified earlier date and (ii) (A) as of the date hereof, no Default has occurred and is continuing and (B) immediately after giving effect to this Amendment, no Default will have occurred and be continuing.

6. Loan Document. This Amendment and each agreement, instrument, certificate or document executed by the Borrower or any of its officers in connection therewith are “Loan Documents” as defined and described in the Credit Agreement and all of the terms and provisions of the Loan Documents relating to other Loan Documents shall apply hereto and thereto.

7. Counterparts. This Amendment may be executed by all parties hereto in any number of separate counterparts each of which may be delivered in original, electronic or facsimile form and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

8. References. The words “hereby,” “herein,” “hereinabove,” “hereinafter,” “hereinbelow,” “hereof,” “hereunder” and words of similar import when used in this Amendment shall refer to this Amendment as a whole and not to any particular article, section or provision of this Amendment. References in this Amendment to an article or section number are to such articles or sections of this Amendment unless otherwise specified.

9. Headings Descriptive. The headings of the several sections and subsections of this Amendment are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Amendment.

10. Governing Law. This Amendment shall be governed by and construed in accordance with the law of the State of New York, without regard to such state’s conflict of laws rules.

11. Release by Borrower. Borrower does hereby release and forever discharge the Administrative Agent and each of the Lenders and each affiliate thereof and each of their respective employees, officers, directors, trustees, agents, attorneys, successors, assigns or other representatives from any and all claims, demands, damages, actions, cross-actions, causes of action, costs and expenses (including legal expenses), of any kind or nature whatsoever known to any Loan Party, whether based on law or equity, which any of said parties has held or may now own or hold, for or because of any matter or thing done, omitted or suffered to be done on or before the actual date upon which this Amendment is signed by any of such parties (i) arising directly or indirectly out of the Credit Agreement, Loan Documents, or any other documents, instruments or any other transactions relating thereto and/or (ii) relating directly or indirectly to all transactions by and between the Borrower or its representatives and the Administrative Agent and each Lender or any of their respective directors, officers, agents, employees, attorneys or other representatives and, in either case, whether or not caused by the sole or partial negligence of any indemnified party. Such release, waiver, acquittal and discharge shall and does include any claims of any kind or nature which may, or could be, asserted by the Borrower.

12. Final Agreement of the Parties. THIS AMENDMENT, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

MITCHAM INDUSTRIES, INC.,
a Texas corporation

By:	/s/ Rob P. Capps
Name:	Rob P. Capps
Title:	Co-Chief Executive Officer and Chief Financial Officer

ADMINISTRATIVE AGENT:

HSBC BANK USA, N.A.

By:	/s/ Ecliff Jackman
Name:	Ecliff Jackman
Title:	Vice-President

LENDER:

HSBC BANK USA, N.A.

By:	/s/ Sarah. S. Knudsen
Name:	Sarah. S. Knudsen
Title:	Vice-President

LENDER:

PROSPERITY BANK (formerly known as First Victoria National Bank)

By:	/s/ Herschel Vansickle
Name:	Herschel Vansickle
Title:	Sr. Vice-President

Schedule 1.1

Commitments

Lender	Revolving Commitment	Total Commitment
HSBC Bank USA, N.A.	$24,000,000	$24,000,000
Prosperity Bank, f/k/a/ First Victoria National Bank	$16,000,000	$16,000,000

TOTAL	$40,000,000	$40,000,000